Exhibit 99.1
T-3 Energy Services, Inc. Announces Fourth Quarter and 2008
Earnings From Continuing Operations
HOUSTON, TEXAS, (PRIMEZONE WIRE) — March 2, 2009. T-3 Energy Services, Inc. (“T-3 Energy”) (NASDAQ:TTES — News) reported fourth quarter 2008 loss from continuing operations of ($8.7) million, or ($0.69) per diluted share, which included a goodwill impairment charge of $23.5 million, or $1.62 per diluted share. The quarter also included a tax benefit of ($0.9) million, or ($0.07) per diluted share, related to costs incurred in prior quarters related to the pursuit of strategic alternatives, that became fully deductible for tax purposes. By comparison, net income was $8.5 million, or $0.67 per diluted share, for the fourth quarter of 2007. Full year 2008 net income from continuing operations of $13.0 million, or $1.02 per diluted share, included the goodwill impairment charge previously mentioned and $4.7 million of costs related to the pursuit of strategic alternatives. Net income from continuing operations and diluted earnings per share for the year ended December 31, 2008 were down 51% and 53%, respectively, from $26.5 million, or $2.19 per diluted share, reported for the year ended December 31, 2007.
Excluding the goodwill impairment charge and strategic alternatives costs tax benefit, fourth quarter 2008 net income from continuing operations and diluted earnings per share was $10.9 million and $0.86, respectively.
Revenues for the fourth quarter of 2008 increased 22% to $78.6 million from $64.4 million for the same period in 2007. Full year 2008 revenues increased 31% to $285.3 million from $217.4 million for full year 2007. The Company’s revenues increased primarily due to past acquisitions being included for a full year in 2008 and only a partial year for 2007 and the continued demand for its pressure and flow control and pipeline original equipment products and services. Backlog increased 17% to $76.1 million at December 31, 2008, versus $64.8 million at December 31, 2007.
Operating loss for the fourth quarter of 2008 was ($7.3) million, compared to operating income of $13.4 million for the fourth quarter of 2007, due to the aforementioned goodwill impairment charge. Full year 2008 operating income decreased 29% to $29.1 million from $40.8 million for the full year 2007, primarily due to the aforementioned goodwill impairment charge and strategic alternative costs incurred in 2008. Gross margins were 39% for the fourth quarter of 2008, compared to 36% for the fourth quarter of 2007. Gross margins were 39% for the year ended December 31, 2008, compared to 37% for the year ended December 31, 2007. This gross margin increase resulted from the sale of a larger percentage of higher margin products and services and operational efficiencies, partially offset by costs of approximately $1.4 million associated with lost absorption, downtime pay and minimal property damage due to the impact of Hurricanes Gustav and Ike.

Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer commented: “I want to commend our employees for strong execution during 2008, where we achieved record revenues and, excluding the goodwill impairment charge, income from continuing operations, continued building our global brand recognition and exited the year with our highest ever year-end backlog. While 2008 was operationally a very good year for T-3 Energy Services, 2009 will present many challenges due to macroeconomic conditions and decreased customer spending. The management team has performed well in the past and is now ready to face new challenges. We must and will continue to reduce our material and overhead costs, expand our sales footprint and continue to provide exemplary customer service.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of the Company constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, the Company has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs and, although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the Company’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. The Company assumes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the Company’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31, 2008 and other filings of the Company with the Securities and Exchange Commission.
Non-GAAP Financial Measures. Certain information discussed in this news release are considered non-GAAP financial measures. See the Supplementary Data — Schedule 1 in this news release for the corresponding reconciliations to GAAP financial measures for the quarters and years ended December 31, 2008 and 2007. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s reported results.

Contact:	James M. Mitchell Senior Vice President and Chief Financial Officer 713-996-4110

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
Revenues:
Products	$65,942	$54,836	$241,328	$176,579
Services	12,689	9,535	44,001	40,855

	78,631	64,371	285,329	217,434
Cost of revenues:
Products	40,852	35,234	148,667	112,566
Services	7,450	5,765	25,784	24,890

	48,302	40,999	174,451	137,456

Gross profit	30,329	23,372	110,878	79,978

Operating expenses:
Impairment of goodwill	23,500	—	23,500	—
Selling, general and administrative expenses	14,092	9,987	58,318	39,217

	37,592	9,987	81,818	39,217

Income (loss) from operations	(7,263)	13,385	29,060	40,761

Interest expense	(411)	(877)	(2,357)	(1,231)

Interest income	5	171	148	876

Other income (expense), net	225	208	568	988

Income (loss) from continuing operations before provision for income taxes	(7,444)	12,887	27,419	41,394

Provision for income taxes	1,246	4,413	14,374	14,887

Income (loss) from continuing operations	(8,690)	8,474	13,045	26,507

Loss from discontinued operations, net of tax	(28)	(90)	(48)	(1,257)

Net income (loss)	$(8,718)	$8,384	$12,997	$25,250

Basic earnings (loss) per common share:
Continuing operations	$(.69)	$.69	$1.05	$2.26

Discontinued operations	$—	$(.01)	$—	$(.11)

Net income (loss) per common share	$(.69)	$.68	$1.05	$2.15

Diluted earnings (loss) per common share:
Continuing operations	$(.69)	$.67	$1.02	$2.19

Discontinued operations	$—	$(.01)	$—	$(.11)

Net income (loss) per common share	$(.69)	$.66	$1.02	$2.08

Weighted average common shares outstanding:
Basic	12,514	12,249	12,457	11,726

Diluted	12,677	12,720	12,812	12,114

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands, except for share amounts)

	December 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$838	$9,522
Accounts receivable — trade, net	47,822	44,180
Inventories	58,422	47,457
Deferred income taxes	5,131	3,354
Prepaids and other current assets	4,585	5,824

Total current assets	116,798	110,337

Property and equipment, net	46,071	40,073
Goodwill, net	87,929	112,249
Other intangible assets, net	33,477	35,065
Other assets	2,837	2,838

Total assets	$287,112	$300,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable — trade	$26,331	$20,974
Accrued expenses and other	19,274	15,156
Current maturities of long-term debt	5	74

Total current liabilities	45,610	36,204

Long-term debt, less current maturities	18,753	61,423
Other long-term liabilities	1,628	1,101
Deferred income taxes	10,026	11,186

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $.001 par value, 25,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 12,547,458 and 12,320,341 shares issued and outstanding at December 31, 2008 and 2007, respectively	13	12
Warrants, 10,157 and 13,138 issued and outstanding at December 31, 2008 and 2007, respectively	20	26
Additional paid-in capital	171,042	160,446
Retained earnings	40,036	27,039
Accumulated other comprehensive income	(16)	3,125

Total stockholders’ equity	211,095	190,648

Total liabilities and stockholders’ equity	$287,112	$300,562

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Year ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$12,997	$25,250
Adjustments to reconcile net income to net cash provided by operating activities:
Loss from discontinued operations, net of tax	48	1,257
Bad debt expense	384	151
Depreciation and amortization	8,349	4,971
Amortization of deferred loan costs	212	223
Write-off of deferred loan costs	—	54
Loss (gain) on sale of assets	(26)	12
Deferred taxes	(2,900)	(732)
Employee stock-based compensation expense and	5,529	3,223
amortization of stock compensation
Excess tax benefits from stock-based compensation	(1,820)	(2,019)
Equity in earnings of unconsolidated affiliate	(115)	(638)
Write-off of property and equipment, net	101	27
Impairment of goodwill	23,500	—
Changes in assets and liabilities, net of effect of acquisitions and dispositions:
Accounts receivable — trade	(4,247)	(6,026)
Inventories	(11,859)	(8,942)
Prepaids and other current assets	896	229
Other assets	(414)	(136)
Accounts payable — trade	5,714	497
Accrued expenses and other	6,789	(3,430)

Net cash provided by operating activities	43,138	13,971

Cash flows from investing activities:
Purchases of property and equipment	(11,300)	(7,045)
Proceeds from sales of property and equipment	94	101
Cash paid for acquisitions, net of cash acquired	(2,732)	(90,893)
Equity investment in unconsolidated affiliate	—	(467)
Collections on notes receivable	15	—

Net cash used in investing activities	(13,923)	(98,304)

Cash flows from financing activities:
Net borrowings (repayments) under swing line credit facility	(2,665)	3,330
Borrowings under revolving credit facility	5,000	58,000
Repayments under revolving credit facility	(45,000)	—
Payments on long-term debt	(97)	(68)
Debt financing costs	(78)	(1,062)
Proceeds from exercise of stock options	3,211	2,348
Net proceeds from issuance of common stock	—	22,157
Proceeds from exercise of warrants	38	4,028
Excess tax benefits from stock-based compensation	1,820	2,019

Net cash provided by (used in) financing activities	(37,771)	90,752

Effect of exchange rate changes on cash and cash equivalents	(34)	(81)

Cash flows of discontinued operations:
Operating cash flows	(94)	(209)

Net cash used in discontinued operations	(94)	(209)

Net increase (decrease) in cash and cash equivalents	(8,684)	6,129
Cash and cash equivalents, beginning of year	9,522	3,393

Cash and cash equivalents, end of year	$838	$9,522

T-3 ENERGY SERVICES, INC. AND SUBSIDIARIES
SUPPLEMENTARY DATA — SCHEDULE 1 (UNAUDITED)
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2008	2007	2008	2007
INCOME FROM CONTINUING OPERATIONS:
GAAP Income (loss) from continuing operations	$(8,690)	$8,474	$13,045	$26,507
Goodwill impairment, net of tax (A)	20,526	—	20,526	—
Strategic alternatives costs, net of tax (B)	(895)	—	3,055
Change of control charge, net of tax (C)	—	—	—	1,929

Non-GAAP Income from continuing operations (D)	$10,941	$8,474	$36,626	$28,436

DILUTED EARNINGS PER SHARE:
GAAP continuing operations diluted earnings (loss) per share	$(0.69)	$0.67	$1.02	$2.19
Goodwill impairment, net of tax	1.62	—	1.60	—
Strategic alternatives costs, net of tax	(0.07)	—	0.24	—
Change of control charge, net of tax	—	—	—	0.16

Non-GAAP continuing operations diluted earnings per share	$0.86	$0.67	$2.86	$2.35
(D)

ADJUSTED EBITDA:
GAAP Income (loss) from continuing operations	$(8,690)	$8,474	$13,045	$26,507
Goodwill impairment, net of tax	20,526	—	20,526	—
Strategic alternatives costs, net of tax	(895)	—	3,055	—
Change of control charge, net of tax	—	—	—	1,929
Provision for income taxes (E)	5,115	4,413	18,993	15,480
Depreciation and amortization	1,905	1,790	8,349	4,971
Interest Expense	411	877	2,357	1,231
Interest Income	(5)	(171)	(148)	(876)

Adjusted EBITDA (F)	$18,367	$15,383	$66,177	$49,242

(A)	Represents costs of $23.5 million before tax and $20.5 million after tax related to impairment of goodwill for the Company’s pressure and flow control reporting unit for the three months and year ended December 31, 2008, respectively.

(B)	Represents $0.9 million of tax benefit recorded during the three months ended December 31, 2008 as a result of the deductibility of $2.6 million of strategic alternative costs, of which $2.2 million was recorded in the quarter ended September 30, 2008 and $0.4 million was recorded in the quarter ended June 30, 2008. During the year ended December 31, 2008, $4.7 million before tax and $3.1 million after tax of these costs was recorded.

(C)	Represents costs of $2.5 million before tax and $1.9 million after tax associated with a change of control payment and the immediate vesting of previously unvested stock options and restricted stock held by Gus D. Halas, the Company’s Chairman, President and Chief Executive Officer, pursuant to the terms of his then existing employment agreement, for the year ended December 31, 2007.

(D)	Non-GAAP income from continuing operations is equal to income from continuing operations plus the goodwill impairment charges, strategic alternatives costs and change of control compensation charge. Non-GAAP continuing operations diluted earnings per

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share is equal to continuing operations diluted earnings per share plus the goodwill impairment charges, strategic alternatives costs and change of control compensation charge, net of tax per share. We have presented Non-GAAP income from continuing operations and Non-GAAP continuing operations diluted earnings per share because the Company believes that reporting income from continuing operations and diluted earnings per share excluding the goodwill impairment charges, strategic alternatives costs and change of control compensation costs provides useful supplemental information regarding the Company’s on-going economic performance and, therefore, uses this financial measure internally to evaluate and manage the Company’s operations. The Company has chosen to provide this information to investors to enable them to perform more meaningful comparisons of the operating results and as a means to emphasize the results of on-going operations.

(E)	Provision for income taxes in the Adjusted EBITDA calculation has been increased by $3.0 million and $3.0 million for the tax effect of the goodwill impairment charges and $0.9 million and $1.6 million for the tax effect of the strategic alternative costs for the three months and year ended December 31, 2008, respectively. Provision for income taxes in the Adjusted EBITDA calculation has been increased by $0.6 million for the tax effect of the change of control charge for the year ended December 31, 2007.

(F)	Adjusted EBITDA is a non-generally accepted accounting principle, or GAAP, financial measure equal to income from continuing operations, the most directly comparable GAAP measure, excluding the goodwill impairment charges, strategic alternatives costs, and change of control compensation charge, plus interest expense, net of interest income, provision for income taxes, depreciation and amortization. We have presented Adjusted EBITDA because we use Adjusted EBITDA as an integral part of our internal reporting to measure our performance and to evaluate the performance of our senior management. We consider Adjusted EBITDA to be an important indicator of the operational strength of our business. Management uses Adjusted EBITDA:
•	as a measure of operating performance that assists us in comparing our performance on a consistent basis because it removes the impact of our capital structure and asset base from our operating results;

•	as a measure for budgeting and for evaluating actual results against our budgets;

•	to assess compliance with financial ratios and covenants included in our senior credit facility;

•	in communications with lenders concerning our financial performance; and
•	to evaluate the viability of potential acquisitions and overall rates of return.
Adjusted EBITDA eliminates the effect of considerable amounts of non-cash depreciation and amortization. A limitation of this measure, however, is that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management evaluates the costs of such tangible and intangible assets and the impact of related impairments through other financial

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measures, such as capital expenditures, investment spending and return on capital. Therefore, we believe that Adjusted EBITDA provides useful information to our investors regarding our performance and overall results of operations. Adjusted EBITDA is not intended to be a performance measure that should be regarded as an alternative to, or more meaningful than, either income from continuing operations as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. In addition, Adjusted EBITDA is not intended to represent funds available for dividends, reinvestment or other discretionary uses, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. The Adjusted EBITDA measure presented above may not be comparable to similarly titled measures presented by other companies, and may not be identical to corresponding measures used in our various agreements.

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